Paritz & Company, P.A.
certified public accountants

15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201) 342-7753
Fax: (201) 342-7598

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1-A/2, of Oro East Mining, Inc., formerly known as Accelerated Acquisition I, Inc. (an Exploration Stage Company), of our report dated March 30, 2010 in which a going concern paragraph was included, on our audit of the financial statements as of December 31, 2010 and the related statements of operations, stockholders' deficiency and cash flows for the year then ended and from the start of the exploration period (February 15, 2008) to December 31, 22010, and the references to us under the caption "Experts".

Paritz & Company, P.A.

PARITZ & COMPANY, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
February 27, 2012